FOR IMMEDIATE RELEASE
For More Information Contact:
Mark A. Roberts, Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SECOND QUARTER RESULTS AND
DECLARES DIVIDEND OF $0.06 PER SHARE

WEST SPRINGFIELD, MA—July 19, 2007—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), reported net income of $978,000, or $0.06 per diluted share, for the second quarter of 2007 compared to net income of $1.3 million, or $0.08 per diluted share, for the same period in 2006.  For the six months ended June 30, 2007 the Company’s net income was $1.8 million, or $0.11 per diluted share, compared to net income of $2.6 million, or $0.16 per diluted share, for the same period in 2006.  The 2007 results were impacted by net interest margin contraction and increased non-interest expenses, offset to some extent by growth in average loans and deposits.

The Company also announced a quarterly cash dividend of $0.06 per share payable on August 27, 2007 to shareholders of record as of August 13, 2007.  After giving effect to the waiver of receipt of dividends paid on shares owned by United Mutual Holding Company, the Company’s mutual holding company, the dividend payout ratio will be approximately 48% of the second quarter 2007 earnings.

Total assets increased $13.3 million, or 1.3%, since December 31, 2006 to $1.0 billion at June 30, 2007 reflecting loan growth of $41.4 million, or 5.4%, partially offset by a $29.1 million, or 15.3%, reduction in securities available for sale.  Balance sheet expansion was funded by an increase of $40.1 million, or 5.8%, in total deposits.  Cash flows from the securities portfolio and a portion of the increase in deposit balances were used to repay higher-cost short-term advances from the Federal Home Loan Bank.

"Our financial results continue to be affected by the unfavorable yield curve.  While we are disappointed with our performance, we are optimistic that the implementation of our strategic plan will enhance long-term profitability and franchise value,” commented Richard B. Collins, President and Chief Executive Officer.

Financial Highlights Include:

•
Gross loans increased $41.4 million, or 5.4%, to $803.6 million at June 30, 2007 compared to $762.1 million at December 31, 2006.  Loan growth was concentrated in the commercial real estate (13.3%), commercial and industrial (8.3%), home equity (3.7%) and residential real estate  (3.2%) portfolios.  Origination activity was solid during the first six months of 2007 reflecting a steady local economy, a resilient real estate market, a relatively low interest rate environment, competitive products and pricing, and successful business development efforts.

•
The ratio of non-performing loans to total loans increased from 0.17% at December 31, 2006 to 0.37% at June 30, 2007 reflecting a $1.5 million residential construction loan relationship that was placed on non-accrual status during the second quarter.

•
At June 30, 2007, the allowance for loan losses to total loans was 0.96% and the allowance for loan losses to non-performing loans was 260%.  Net charge-offs totaled $101,000, or 0.03% of average loans outstanding on an annualized basis, for the six months ended June 30, 2007.

•
Total deposits increased $40.1 million, or 5.8%, to $725.8 million at June 30, 2007 compared to $685.7 million at December 31, 2006.  Deposit growth was strong in all categories, excluding savings accounts, principally due to the December 2006 opening of our second branch in Westfield, Massachusetts, the introduction of new products and services, competitive pricing, and targeted promotional activities.  Savings account balances declined $2.0 million, or 3.1%, for the six months ended June 30, 2007 as customers continued to transfer balances to higher yielding money market and certificate of deposit accounts.  Core deposit balances expanded $20.9 million, or 5.7%, to $387.1 million at June 30, 2007.

•
Net interest income increased $370,000, or 5.5%, to $7.1 million for the three months ended June 30, 2007 from $6.8 million for the same period last year reflecting growth in earning assets, partially offset by net interest margin compression.  Average earning assets expanded $70.8 million, or 7.5%, mainly due to strong loan growth, partially offset by lower average securities available for sale balances.  Net interest margin contracted 6 basis points to 2.90% for the second quarter of 2007 compared to the same period in 2006 mainly due to the flat to inverted yield curve, increasingly competitive pricing conditions for loans and deposits and a shift in deposit demand towards higher-yielding money market and time deposit accounts.

•
Non-interest income was essentially flat, decreasing $7,000 to $1.4 million for the three months ended June 30, 2007 due to growth of $60,000, or 5.8%, in fee income from deposits and $34,000, or 25.0%, in wealth management revenue.  These items were offset in part by losses totaling $43,000 related to sales of lower-yielding securities.

•
Non-interest expense increased $738,000, or 12.6%, to $6.6 million for the three months ended June 30, 2007 largely attributable to an increase in stock-based compensation, additional staff, occupancy and other operating costs related to new branches opened in the second and fourth quarters of 2006, as well as expanded data processing and marketing expenses.  Stock-based compensation expense increased $449,000 due to restricted stock and stock options awarded in the third and fourth quarters of 2006.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 13 branch offices located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands, except par value amounts)

	June 30,	December 31,	June 30,
Assets	2007	2006	2006

Cash and cash equivalents	$20,561	$25,419	$23,978
Securities available for sale, at fair value	161,169	190,237	213,842
Securities held to maturity, at amortized cost	3,686	3,241	3,295
Federal Home Loan Bank of Boston stock, at cost	9,885	9,274	7,157
Time deposits and other short-term investments	1,004	-	-

Loans:
Residential mortgages	329,199	319,108	296,717
Commercial mortgages	198,938	175,564	163,300
Construction loans	52,191	54,759	40,931
Commercial loans	75,544	69,762	64,464
Home equity loans	116,939	112,739	100,057
Consumer loans	30,751	30,181	29,752
Total loans	803,562	762,113	695,221

Net deferred loan costs and fees	1,395	1,285	1,234
Allowance for loan losses	(7,721)	(7,218)	(6,825)
Loans, net	797,236	756,180	689,630

Other real estate owned	-	562	250
Premises and equipment, net	10,614	8,821	8,505
Bank-owned life insurance	6,515	6,304	6,186
Other assets	12,077	9,395	9,000

Total assets	$1,022,747	$1,009,433	$961,843

Liabilities and Stockholders' Equity

Deposits:
Demand	$104,773	$97,190	$97,656
NOW	42,258	37,523	41,990
Savings	63,431	65,475	79,831
Money market	176,633	165,984	159,057
Certificates of deposit	338,658	319,514	318,416
Total deposits	725,753	685,686	696,950

Federal Home Loan Bank of Boston advances	142,519	169,806	114,990
Repurchase agreements	7,990	10,425	6,809
Escrow funds held for borrowers	1,113	1,121	964
Accrued expenses and other liabilities	6,776	4,684	4,394
Total liabilities	884,151	871,722	824,107

Stockholders' Equity:
Preferred stock ($0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding)	-	-	-
Common stock ($0.01 par value; 60,000,000 shares authorized; 17,205,995
shares issued at June 30, 2007, December 31, 2006 and June 30, 2006)	172	172	172
Additional paid-in capital	76,700	75,520	78,476
Retained earnings	71,337	70,406	68,848
Unearned compensation	(5,550)	(5,772)	(5,932)
Accumulated other comprehensive loss	(2,190)	(1,951)	(3,828)
Treasury stock, at cost (134,142 shares at June 30, 2007 and 51,445 shares
at December 31, 2006)	(1,873)	(664)	-
Total stockholders' equity	138,596	137,711	137,736

Total liabilities and stockholders' equity	$1,022,747	$1,009,433	$961,843

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans	$12,350	$10,076	$24,305	$19,676
Investments	1,854	2,261	3,836	4,566
Other interest-earning assets	309	288	684	529
Total interest and dividend income	14,513	12,625	28,825	24,771

Interest expense:
Deposits	5,477	4,664	10,658	8,706
Borrowings	1,901	1,196	4,076	2,393
Total interest expense	7,378	5,860	14,734	11,099

Net interest income before provision for loan losses	7,135	6,765	14,091	13,672

Provision for loan losses	320	300	604	462

Net interest income after provision for loan losses	6,815	6,465	13,487	13,210

Non-interest income:
Loss on sales of securities	(43)	-	(29)	-
Fee income on depositors’ accounts	1,097	1,037	2,135	1,982
Wealth management income	170	136	291	193
Other income	211	269	436	524
Total non-interest income	1,435	1,442	2,833	2,699

Non-interest expense:
Salaries and benefits	3,735	3,130	7,573	6,159
Occupancy expenses	481	410	972	813
Marketing expenses	449	350	771	765
Data processing expenses	653	558	1,295	1,190
Professional fees	263	223	652	479
Other expenses	994	1,166	1,959	2,205
Total non-interest expense	6,575	5,837	13,222	11,611

Income before income taxes	1,675	2,070	3,098	4,298

Income tax expense	697	780	1,286	1,653

Net income	$978	$1,290	$1,812	$2,645

Earnings per share:
Basic	$0.06	$0.08	$0.11	$0.16
Diluted	$0.06	$0.08	$0.11	$0.16

Weighted average shares outstanding:
Basic	16,226	16,609	16,250	16,605
Diluted	16,310	16,609	16,321	16,605

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
	2007	2007	2006	2006	2006

Operating Results:
Net interest income	$7,135	$6,956	$6,938	$6,944	$6,765
Loan loss provision	320	284	342	165	300
Non-interest income	1,435	1,398	1,399	1,294	1,441
Non-interest expense	6,575	6,647	6,845	5,580	5,836
Net income	978	834	766	1,513	1,290

Performance Ratios (annualized):
Return on average assets	0.38%	0.33%	0.31%	0.62%	0.55%
Return on average equity	2.82%	2.41%	2.23%	4.44%	3.75%
Net interest margin	2.90%	2.82%	2.89%	2.96%	2.96%
Non-interest income to average total assets	0.56%	0.55%	0.57%	0.53%	0.61%
Non-interest expense to average total assets	2.58%	2.62%	2.77%	2.30%	2.47%
Efficiency ratio	76.72%	79.57%	82.10%	67.73%	71.12%

Per Share Data:
Diluted earnings per share	$0.06	$0.05	$0.04	$0.09	$0.08
Book value per share	$8.12	$8.10	$8.03	$7.95	$8.00
Market price at period end	$14.14	$14.85	$13.80	$12.93	$13.31

Risk Profile
Non-performing assets as a percent of total assets	0.29%	0.13%	0.18%	0.26%	0.28%
Non-performing loans as a percent of total loans, gross	0.37%	0.17%	0.17%	0.27%	0.33%
Allowance for loan losses as a percent of total loans, gross	0.96%	0.94%	0.95%	0.94%	0.98%
Allowance for loan losses as a percent of non-performing loans	259.79%	570.35%	560.40%	341.78%	294.82%
Equity as a percentage of assets	13.55%	13.40%	13.65%	13.90%	14.31%

Average Balances
Loans	$797,752	$776,301	$746,256	$714,918	$669,409
Securities	165,866	180,491	194,786	211,101	220,845
Total interest-earning assets	985,520	985,112	959,650	939,591	914,729
Total assets	1,018,509	1,016,369	988,944	969,962	945,262
Deposits	715,173	691,532	688,104	687,397	686,630
FHLBB advances	149,853	170,727	150,301	134,833	111,316
Capital	138,896	138,296	137,219	136,279	137,639

Average Yields/Rates (annualized)
Loans	6.19%	6.16%	6.23%	6.18%	6.02%
Securities	4.47%	4.39%	4.28%	4.16%	4.10%
Total interest-earning assets	5.89%	5.81%	5.81%	5.74%	5.52%

Savings accounts	0.91%	0.86%	0.84%	0.84%	0.83%
Money market/NOW accounts	2.76%	2.69%	2.69%	2.64%	2.61%
Certificates of deposit	4.57%	4.50%	4.48%	4.27%	4.07%
FHLBB advances	4.75%	4.74%	4.79%	4.69%	4.03%
Total interest-bearing liabilities	3.79%	3.77%	3.73%	3.57%	3.30%